EXHIBIT 5.1

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September 15, 2020

China VTV Limited

New Times Centre

393 Jaffe Road, Suite 17A

Wan Chai, Hong Kong

Ladies and Gentlemen:

We have acted as counsel to China VTV Limited, a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1, Registration No. 333-248495 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), with respect to the registration of an aggregate of 12,000,000 shares (the “Shares”) of the Company’s common stock (the “Common Stock”), par value $0.001 per share.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

With respect to the Shares of Common Stock, the Shares of Common Stock have been duly authorized and, when issued and delivered in accordance with the Registration Statement, the Shares will be validly issued, fully paid and nonassessable and will be valid and binding obligations of the Company enforceable against the Company in accordance with its terms.

The information set forth herein is as of the date hereof. We assume no obligation to advise you of changes that may hereafter be brought to our attention. We do not express any opinion concerning the laws of any jurisdiction other than (i) the State of New York, (ii) the Federal laws of the United States, and (iii) the Nevada Private Corporations Chapter of the Nevada Revised Statutes. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy that may be enacted or adopted after the date hereof, nor do we assume any responsibility to advise you of future changes in our opinion. We do not express an opinion on any matters other than those expressly set forth in this letter.

We hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement as filed with the Securities and Exchange Commission and to the reference to our firm under the heading “Legal Matters” in the Prospectus and the Registration Statement.

Very truly yours,

/s/ Sichenzia Ross Ference LLP
Sichenzia Ross Ference LLP

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